Exhibit 5.1

November 17, 2023

Coherent Corp.

375 Saxonburg Boulevard

Saxonburg, PA 16056

Ladies and Gentlemen:

As Chief Legal and Compliance Officer & Corporate Secretary for Coherent Corp. (the “Company”), I have acted as counsel in connection with the preparation and filing of the registration statement on Form S-8 (the “Registration Statement”) that is being filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, (the “Act”), of the offer and sale of an aggregate of 3,900,000 shares of the Company’s common stock, no par value (collectively, “Shares”) pursuant to the Coherent Corp. Omnibus Incentive Plan (the “Plan”).

For purposes of rendering this opinion, I have examined or have had others under my direction examine copies of the following documents: (i) the Plan; (ii) the Company’s Amended and Restated Articles of Incorporation; (iv) the Articles of Amendment to the Company’s Amended and Restated Articles of Incorporation; (v) the Company’s Amended and Restated Bylaws, as amended and restated effective September 8, 2022; (v) corporate actions of the Company with respect to the Plan, the Registration Statement and the Shares; and (vi) agreements and other documents as I have deemed necessary or appropriate as a basis for the opinion expressed below. In rendering the opinion set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons.

Based on and subject to the foregoing and the additional qualifications set forth below, I am of the opinion that, when issued by the Company in accordance with the terms of the Plan, such Shares will be legally issued, fully paid and nonassessable.

The opinions expressed in this opinion letter are limited to the Business Corporation Law of the Commonwealth of Pennsylvania. The foregoing opinions are rendered as of the date of this opinion letter. I assume no obligation to update or supplement any of such opinions in order to reflect any changes of law or fact that may occur.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Interests of Named Experts and Counsel” in the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Ronald Basso

Ronald Basso

Chief Legal and Compliance Officer & Corporate Secretary